Exhibit 99.2

[Peoples Community Bancorp, Inc. Logo]	INSTRUCTIONS FOR USE OF SUBSCRIPTION CERTIFICATE

The following instructions relate to our offering of up to 1,365,674 shares of common stock as more fully described in the Prospectus dated January     , 2004. The shares are being offered at the subscription price of $       to our existing shareholders in the rights offering, and subsequently to the general public in the community offering. The offering will expire at 5:00 p.m., Eastern Time, on             , 2004. No person is permitted to purchase shares of our common stock in the offering which, when added to current holdings, would exceed 9.9% of the total number of our outstanding shares after the offering. For further information regarding our common stock, the company, or the offering, please refer to the Prospectus.

SUBSCRIPTION CERTIFICATE – DETAILED INSTRUCTIONS

These instructions relate specifically to the Subscription Certificate form included with the Prospectus, and should be read in conjunction with that form. If you owned shares of our common stock on the record date (January     , 2004), and are exercising your rights by subscribing to purchase shares pursuant to the terms and conditions of the rights offering, please complete Sections 1, 3, and 4 of the Subscription Certificate. If you are subscribing to purchase shares pursuant to the terms and conditions of the community offering, please complete Sections 2, 3, and 4. Following completion of the Subscription Certificate, please refer to the Additional Subscription Instructions section on the reverse side for payment and mailing details.

SECTION 1.                                FOR CURRENT STOCKHOLDERS

If you owned common stock at the close of business on the record date January     , 2004, you have been granted a nontransferable right to purchase one share for every two shares of common stock held, which is called your Basic Subscription Right. You also have an Oversubscription Privilege, whereby you have been granted the right to subscribe for additional shares (shares over and above your Basic Subscription Right).

Calculate Your Basic Subscription Right: The number of shares of our common stock that you owned on the record date is affixed to the face of your Subscription Certificate. This number is utilized to calculate the total shares for which you are entitled to subscribe under your Basic Subscription Right.

Indicate Your Subscription Choice and Total Due: You should indicate your wishes with regard to the exercise of your subscription rights by completing this section, noting the number of shares subscribed pursuant to your Basic Subscription Right and/or your Oversubscription Privilege. The total due is the amount that should be included with your subscription.

SECTION 2.                                FOR NEW INVESTORS

Indicate Your Subscription Amount and Total Due: You should indicate the number of units you would like to purchase by completing this section. The total due is the amount that should be included with your subscription.  The offering of shares of our common stock to members of the general public is subject to the prior rights of our stockholders in the rights offering and our right to reject orders from members of the general public in whole or in part.

SECTION 3.                                FORM OF STOCK REGISTRATION

The stock transfer industry utilizes a uniform system of shareholder registrations that we also use in issuance of common stock. Print the name(s) and address in which you want the shares registered. Please include the first name, middle initial, and last name, of each registered owner, and refrain from utilizing two initials and any words that do not affect ownership (such as Mr., Mrs., Dr., or “Special Account”). Note that if you are exercising rights in the rights offering, registration or delivery instructions which differ from the current records of the stock transfer agent will result in the requirement of a signature guarantee on your subscription.

Individual - Shares to be registered in one individual’s name only.

Joint Tenants - Two or more owners with right of survivorship; ownership automatically passes to the surviving joint tenant(s) upon the death of any joint tenant. No beneficiaries or heirs are involved in this type of ownership.

Tenants in Common - Two or more owners; upon the death of one co-tenant, ownership will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common.

Uniform Transfer/Gift to Minors Act - Depending on your state of residence, shares may be held in the name of a custodian for the benefit of a minor under either a Uniform Transfer or Uniform Gift to Minors Act. For either type of ownership, the minor is the actual owner of the shares with the adult custodian responsible for the investment until the child reaches legal age. If utilizing this type of ownership, please place the name of the custodian, with the abbreviations “CUST” and either “UTMA” or “UGMA”, as well as the relevant postal abbreviation for the state involved, on the first Name line. The minor’s name should be listed on the second Name line, followed by “MINOR”, and please note that the minor’s Social Security number will be utilized for registration.

Corporation/Partnership - The form of business ownership should be identified, and the entity’s tax identification number utilized.

Individual Retirement Account (IRA) - Shares may only be held in self-directed IRAs. IRA holders may make share purchases from their deposit accounts through pre-arranged “trustee-to-trustee” transfers. There are no early withdrawal or Internal Revenue Service penalties for appropriate transactions of this nature.

Fiduciary/Trust - Generally trusts, estates, guardianships, etc., are established under a form of trust agreement or pursuant to a court order. Legal documentation must establish the fiduciary relationship to affect the registration appropriately. Please place the name of the fiduciary on the first Name line, with the fiduciary title following, such as “trustee”, “executor”, “personal representative”, etc. On the second Name line, place the name of the maker, donor, or testator, or the name of the beneficiary, as applicable. The Under Agreement Dated line also should be completed with the date of the document creating and/or governing the relationship.

See your legal or financial advisor if you are unsure about the proper registration of your stock.

SECTION 4.                                SIGNATURE AND ACKNOWLEDGEMENTS

If you are an existing stockholder exercising your rights in the rights offering, the signature on your Subscription Certificate must correspond with the name of the registered stockholder exactly as it appears on the face of the Subscription Certificate without any alteration or change whatsoever. If the Subscription Certificate is executed by a person other than the registered stockholder, the person executing the Subscription Certificate must provide proper evidence of authority or must provide a signature guarantee.

Fiduciary or Representative Signatures. If you sign in a representative or other fiduciary capacity, you must indicate your capacity when signing and, unless waived by us in our sole and absolute discretion, you must present satisfactory evidence of your authority to sign the Subscription Certificate.

Signature Guarantees. Your signature must be guaranteed by an Eligible Guarantor if (1) you wish for the shares of common stock issuable upon exercise of the rights to be registered in a name other than the name of the registered holder in which the Subscription Certificate was issued, or (2) you wish for the shares of common stock issuable upon exercise of the rights to be delivered to an address other than the address for the registered subscription rights holder as shown in the records of our transfer agent.

ADDITIONAL SUBSCRIPTION INSTRUCTIONS

Upon completion of your Subscription Certificate, please send it with payment in full for the shares subscribed to us in the [blue] self-addressed stamped envelope or by other means at the address set forth below. Please remember that once you subscribe for units, you may not revoke your subscription.

Payments. All payments must be made in United States dollars payable to the “Peoples Community Bancorp, Inc. Stock Offering” by (a) check or bank draft drawn upon a United States bank, certified or cashier’s check, or money order; (b) an authorization of withdrawal from deposit accounts maintained with Peoples Community Bank or (c) wire transfer of immediately available funds. We must receive payment of $          per share for all shares subscribed for on or before the offering expiration date. If you have not indicated the number of shares being subscribed for, or if the dollar amount you have forwarded is not the exact amount required to purchase that number of shares, we will consider you to have subscribed for the maximum number of whole shares which may be purchased for the payment tendered.

Your payment will not be considered received until your uncertified check has cleared or until we have received your certified check or bank draft drawn upon a United States bank, cashier’s check, money order, or funds transferred through a wire transfer. If you are paying by uncertified personal check, please note that the funds paid thereby may take up to five business days to clear. Consequently, you are urged to make payment before the expiration date in time to ensure that such payment is received and clears by that date. We also suggest that you consider paying by means of certified or cashier’s check, money order, or wire transfer.  Peoples Community Bank will waive any applicable penalties for early withdrawal from certificate accounts.

Mailing/Method of Delivery. The method of delivery of Subscription Certificates and payment of the subscription price to us will be at your election and risk. We must receive your Subscription Certificate, on or before the offering expiration date. Facsimile delivery of the Subscription Certificate will not constitute valid delivery. If sent by mail, we recommend that you send the documents and payment by registered mail, properly insured, with return receipt requested, or by overnight delivery using a reputable expedited delivery service, and that a sufficient number of days be allowed to ensure delivery before the offering expiration date.

Proration of Oversubscription Privileges. If our shareholders subscribe for more than the 1,365,674 shares available, we will allocate the shares pro rata (subject to elimination of fractional shares) to the oversubscribing purchasers, based on each right holder’s percentage ownership of shares of our common stock as of January     , 2004 compared to the total ownership of all rights holders participating in the oversubscription round.

Contacting us or our Information Agent.  You may call Keefe, Bruyette & Woods, Inc., our Information Agent for the offering, at (877) 798-6520.  You may also call or write Thomas J. Noe, our Executive Vice President and Controller, at Peoples Community Bancorp, Inc., 6100 West Chester Road, P.O. Box 1130, West Chester, Ohio 45071-1130, attention Stock Center. Our telephone number is (513) 870-3530.

OTHER CONSIDERATIONS

Nominee Holder Procedures. Banks, brokers and other nominee holders of rights who exercise the Basic Subscription Right and the Oversubscription Privilege on behalf of beneficial owners of the subscription rights will be required to certify to us as to the aggregate number of exercising beneficial owners, and the number of shares that are being subscribed for under both the Basic Subscription Right and the Oversubscription Privilege, by each beneficial owner of subscription rights (including such nominee itself) on whose behalf such nominee holder is acting. If such certification is not delivered in respect of a Subscription Certificate, we will for all purposes (including for purposes of any allocation in connection with the Oversubscription Privilege) be entitled to assume that such certificate is exercised on behalf of a single beneficial owner.

Delivery of Certificates. We will deliver the certificates and payments to the address shown on the face of your Subscription Certificate unless you instruct us differently, and have included any required documentation and signature guarantee(s) with your subscription. As soon as practicable after acceptance of subscriptions or the expiration or termination of the offering, and upon completion of the prorations and adjustments contemplated by the terms of the offering, as may be applicable, our transfer agent will mail to you certificates representing shares of common stock as purchased in the offering.